                                                                   EXHIBIT 10.15

                              Purchase Agreement

                                     among

                                AVENUE A, INC.

                                      and

                               STEPHEN D. KLEIN

                                 MICHAEL COHEN

                                 JONATHAN BOND

                              RICHARD KIRSHENBAUM

                                MARGARET BOYER

                                      and

                                 DANIEL DeWOLF


                         Dated as of September 2, 1999

                                   CONTENTS

ARTICLE I - DEFINITIONS..............................................................................................   1

ARTICLE II - PURCHASE AND SALE OF INTERESTS..........................................................................   4
    2.1      Purchase and Sale of Interests..........................................................................   4
    2.2      Consideration for Interests.............................................................................   5
             2.2.1  Closing Consideration............................................................................   5
             2.2.2  Escrow Payment...................................................................................   5
    2.3      Closing.................................................................................................   5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS..........................................................   5
    3.1      Member Matters..........................................................................................   6
             3.1.1  Good Title.......................................................................................   6
             3.1.2  Enforceability...................................................................................   6
             3.1.3  Securities Law Representations and Warranties....................................................   6
                  3.1.3(a) Purchase Entirely for Own Account.........................................................   6
                  3.1.3(b) Access to Information.....................................................................   7
                  3.1.3(c) Sophistication............................................................................   7
                  3.1.3(d) Suitability...............................................................................   7
                  3.1.3(e) High Degree of Risk.......................................................................   7
                  3.1.3(f) Restricted Securities.....................................................................   8
                  3.1.3(g) Residency.................................................................................   8
                  3.1.3(h) Legends...................................................................................   8
                  3.1.3(i) Accreditation.............................................................................   8
                  3.1.4    Consent to Transfer.......................................................................   9
    3.2      Organization; Good Standing; Authority..................................................................   9
    3.3      Interests...............................................................................................   9
    3.4      Subsidiaries and Affiliates.............................................................................  10
    3.5      No Approvals or Notices Required; No Conflicts..........................................................  10
    3.6      Financial Statements; Obligations.......................................................................  10
    3.7      Absence of Certain Changes or Events....................................................................  11
    3.8      Taxes...................................................................................................  12
    3.9      Property................................................................................................  12
    3.10     Contracts...............................................................................................  13
    3.11     Claims and Legal Proceedings............................................................................  14
    3.12     Labor Matters...........................................................................................  14
    3.13     Employee Arrangements and Plans.........................................................................  15
    3.14     Personnel...............................................................................................  17

    3.15     Intellectual Property.................................................................................... 17
             3.15.1 Title............................................................................................. 17
             3.15.2 Licenses.......................................................................................... 17
             3.15.3 Infringement ..................................................................................... 18
             3.15.4 Valid and Subsisting; Applications and Registrations.............................................. 18
             3.15.5 Indemnification................................................................................... 19
             3.15.6 Year 2000......................................................................................... 19
             3.15.7 Restrictions on Intellectual Property............................................................. 19
    3.16     Accounts Receivable...................................................................................... 20
    3.17     Corporate Books and Records.............................................................................. 20
    3.18     Licenses, Permits, Authorizations, etc................................................................... 20
    3.19     Compliance With Laws..................................................................................... 21
    3.20     Insurance................................................................................................ 21
    3.21     Brokers or Finders....................................................................................... 21
    3.22     Bank Accounts............................................................................................ 21
    3.23     Previous Conduct of Business; Insider Interests.......................................................... 21

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................. 22
    4.1      Organization; Good Standing; Authority................................................................... 22
    4.2      Enforceability........................................................................................... 22
    4.3      No Approvals or Notices Required; No Conflicts With Instruments.......................................... 23
    4.4      Claims and Legal Proceedings............................................................................. 23
    4.5      Tax Consequences......................................................................................... 23
    4.6      Capitalization........................................................................................... 24
    4.7      Validly Issued Shares.................................................................................... 24
    4.8      Financial Statements..................................................................................... 24
    4.9      Absence of Certain Changes or Events..................................................................... 25
    4.10     Licenses, Permits, Authorizations, etc................................................................... 25
    4.11     Compliance With Laws..................................................................................... 25
    4.12     Brokers or Finders....................................................................................... 26

ARTICLE V - COVENANTS................................................................................................. 26
    5.1      Further Action........................................................................................... 26
    5.2      Publicity................................................................................................ 26
    5.3      Limitations on Disposition of Shares; Right of First Refusal............................................. 26
    5.4      Noncompetition Agreements................................................................................ 30

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............................................................. 30
    6.1      Accuracy of Representations and Warranties............................................................... 30
    6.2      Performance of Agreements................................................................................ 30
    6.3      Opinion of Counsel for the Members....................................................................... 30
    6.4      Members' Certificate..................................................................................... 31
    6.5      Approvals and Consents................................................................................... 31
    6.6      Legal Proceedings........................................................................................ 31
    6.7      Nonforeign Affidavit..................................................................................... 31
    6.8      Escrow Agreement......................................................................................... 31
    6.9      Registration Rights Agreement............................................................................ 32

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS...................................................... 32
    7.1      Accuracy of Representations and Warranties............................................................... 32
    7.2      Performance of Agreements................................................................................ 32
    7.3      Opinion of Counsel for Buyer............................................................................. 32
    7.4      Officer's Certificate.................................................................................... 32
    7.5      Approvals and Consents................................................................................... 32
    7.6      Legal Proceedings........................................................................................ 33
    7.7      Delivery of Certificates................................................................................. 33
    7.8      Escrow Agreement......................................................................................... 33
    7.9      Registration Rights Agreement............................................................................ 33
    7.10     Delivery of Stock Option Letter Agreements............................................................... 33

ARTICLE VIII - AMENDMENT AND WAIVER................................................................................... 33
    8.1      Amendment................................................................................................ 33
    8.2      Waiver................................................................................................... 33

ARTICLE IX - SURVIVAL AND INDEMNIFICATION............................................................................. 34
    9.1      Survival................................................................................................. 34
    9.2      Indemnification.......................................................................................... 34
             9.2.1  Indemnification by Klein and Cohen................................................................ 34
             9.2.2  Indemnification by Buyer.......................................................................... 35
    9.3      Limitations.............................................................................................. 35
    9.4      Procedure for Indemnification............................................................................ 36
             9.4.1  Claim Notice...................................................................................... 36
             9.4.2  Dispute Notice.................................................................................... 36
             9.4.3  Third-Party Claims................................................................................ 36
    9.5      Access to Escrow Amount.................................................................................. 37

ARTICLE X - GENERAL..................................................................................................  37
    10.1     Expenses................................................................................................  37
    10.2     Specific Enforcement....................................................................................  37
    10.3     Assignment..............................................................................................  38
    10.4     Notices.................................................................................................  38
    10.5     Governing Law; Arbitration; Jurisdiction; Venue.........................................................  40
    10.6     Successors and Assigns..................................................................................  40
    10.7     Severability............................................................................................  41
    10.8     Entire Agreement; Counterparts..........................................................................  41
    10.9     Consent to Transfer of Interests........................................................................  41
    10.10    Consent of Parties......................................................................................  41

EXHIBITS
--------

2.2.2    -   Escrow Agreement
5.4      -   Noncompetition Agreement
6.3      -   Opinion of Counsel for the Members
6.4      -   Members' Certificate of the Company
6.7      -   Nonforeign Affidavit
6.9      -   Registration Rights Agreement
7.3      -   Opinion of Counsel for Buyer
7.4      -   Officer's Certificate of Buyer


DISCLOSURE SCHEDULES
--------------------

                              PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is entered into as of September 2, 1999 among Avenue A, Inc., a Washington corporation ("Buyer"), and Stephen D. Klein ("Klein"), Michael Cohen ("Cohen"), Jonathan Bond, Richard Kirshenbaum, Margaret Boyer and Daniel DeWolf (collectively, the "Members").

                                   RECITALS

     A. I-BALLS LLC, a New York limited liability company (the "Company"), operates an Internet media planning and buying business.

     B. The Members own the Interests (as defined herein) and desire and intend to sell the Interests to Buyer at the price and on the terms and subject to the conditions set forth below.

     E. Buyer desires and intends to purchase the Interests from the Members at the price and on the terms and subject to the conditions set forth below.

                                   AGREEMENT

     In consideration of the terms hereof, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

     1.1  "Accounts":  As defined in Section 3.16.

     1.2  "Act":  As defined in Section 3.1.3.

     1.3  "Buyer Balance Sheet":  The balance sheet of Buyer as of July 31,
1999.

     1.4  "Buyer Financial Statements":  As defined in Section 4.8.

     1.5  "Buyer Indemnified Parties":  As defined in Section 9.2.1.

     1.6  "Buyer Permits":  As defined in Section 4.10.

     1.7  "Claim":  As defined in Section 9.2(c).

     1.8  "Claim Notice":  As defined in Section 9.4.1.

     1.9 "Closing": The closing of the transactions contemplated by this Agreement.

     1.10 "Closing Amount":  As defined in Section 2.2.1.

     1.11 "Code":  The Internal Revenue Code of 1986, as amended.

     1.12 "Company Balance Sheet": The balance sheet of the Company as of July 31, 1999.

     1.13 "Company Financial Statements":  As defined in Section 3.6.

     1.14 "Company Permits":  As defined in Section 3.18.

     1.15 "Common Stock":  As defined in Section 2.2.1.

     1.16 "Disclosure Schedules": The Disclosure Schedules attached and made a part hereof and which constitute in their entirety a representation and warranty under Article III.

     1.17 "Dispute Notice":  As defined in Section 9.4.2.

     1.18 "Endorsement":  As defined in Section 5.3(b)(vi).

     1.19 "Employee Benefit Plan": Any employee benefit plan, fund, program, contract, arrangement or payroll practice. Any retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, fringe benefit and other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, but not limited to each "employee benefit plan," as defined in Section 3(3) of ERISA) and each employment or consulting contract or agreement, whether formal or informal and whether legally binding or not, (i) sponsored, maintained or contributed to by the Company, (ii) covering or benefiting any current or former Manager, employee, agent or independent contractor of the Company (or any dependent or beneficiary of any such individual) or (iii) with respect to which the Company has (or could have) any actual or potential obligation or liability.

     1.20 "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     1.21 "Escrow Agent":  As defined in Section 2.2.2.

     1.22 "Escrow Agreement":  As defined in Section 2.2.2.

     1.23 "Escrow Amount":  As defined in Section 2.2.2.

     1.24 "Fair Market Value":  As defined in Section 5.3(b)(ix).

     1.25 "GAAP":  Generally accepted accounting principles in the United
States.

     1.26 "Holder":  As defined in Section 5.3(b)(i).

     1.27 "Indemnified Parties":  As defined in Section 9.2.2.

     1.28 "Initial Public Offering":  As defined in Section 5.3(b)(xii).

     1.29 "Intellectual Properties":  As defined in Section 3.15.1.

     1.30 "Intellectual Property Rights":  As defined in Section 3.15.1.

     1.31 "Interests": The limited liability company membership interests of the Company to be purchased by Buyer, representing 100% of the outstanding limited liability company interests of the Company.

     1.32 "Knowledge": Representations and warranties to a party's knowledge mean that in acquiring such knowledge, the party representing and warranting such knowledge has engaged in reasonable inquiry and investigation.

     1.33 "Losses":  As defined in Section 9.2.

     1.34 "Managers": the managers of the Company as set forth in the Operating Agreement.

     1.35 "Member Indemnified Parties":  As defined in Section 9.2.2.

     1.36 "Millennium Compliant":  As defined in Section 3.15.6.

     1.37 "Notice":  As defined in Section 5.3(b)(ii).

     1.38 "Offered Price":  As defined in Section 5.3(b)(ii).

     1.39 "Operating Agreement": The Restated and Amended Operating agreement of I-BALLS LLC, dated as of October 1, 1998.

     1.40 "Person": Any person, corporation, partnership, limited liability company, joint venture, association, organization, other entity or governmental or regulatory authority.

     1.41 "Personal Property":  As defined in Section 3.9(b).

     1.42 "Proposed Transferee":  As defined in Section 5.3(b)(ii).

     1.43 "Purchase Price":  As defined in Section 5.3(b)(iv).

     1.44 "Real Property":  As defined in Section 3.9(a).

     1.45 "Registration Rights Agreement":  As defined in Section 6.12.

     1.46 "Returns": Any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.47 "Right of First Refusal":  As defined in Section 5.3(b)(i).

     1.48 "Shares":  As defined in Section 2.2.1.

     1.49 "Series A Preferred Stock":  As defined in Section 4.6(a).

     1.50 "Series B Preferred Stock":  As defined in Section 4.6(a).

     1.51 "Series C Preferred Stock":  As defined in Section 4.6(a).

     1.52 "Taxes":  As defined in Section 3.8(a).

     1.53 "Transaction Documents": This Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement.

                  ARTICLE II - PURCHASE AND SALE OF INTERESTS

2.1  Purchase and Sale of Interests

     On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Interests from the Members, and the Members agree to sell the Interests to Buyer.

2.2  Consideration for Interests

     The aggregate consideration for the Interests shall be payable as set forth in this Section 2.2.

     2.2.1  Closing Consideration

     Buyer shall pay the Members, by wire transfer at the Closing, a total of $3,500,000, less the Escrow Amount (the "Closing Amount"). The Closing Amount shall be paid to the Members as set forth in Schedule 2.2.1. Buyer shall also issue to the Members a total of 500,000 shares (the "Shares") of Buyer's common stock, par value $0.01 per share (the "Common Stock"), to be distributed to the Members pro rata based on their respective Interests.

     2.2.2  Escrow Payment

     Buyer shall pay $450,000 (the "Escrow Amount") to U.S. Bank Trust National Association, as escrow agent (the "Escrow Agent"), to be held in escrow for a period of one year from the date hereof. The Escrow Amount shall be held as security for the indemnification obligations of Klein and Cohen pursuant to
Section 9.2.1 and in accordance with an Escrow Agreement in substantially the form attached as Exhibit 2.2 (the "Escrow Agreement") to be entered into by Buyer, Klein, Cohen and the Escrow Agent as of the date hereof, and shall be paid out as provided therein. The Escrow Amount shall be deducted pro rata from that portion of the cash consideration otherwise payable to Klein and Cohen as set forth in Schedule 2.2.1.

2.3  Closing

     The Closing shall be held at 10:00 a.m. (local time) on the date hereof at the offices of Perkins Coie LLP in Seattle, Washington, or at such other place as agreed to by Klein, Cohen and Buyer. At the Closing, Buyer and the Members shall take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on their part to be performed or fulfilled at or before the date hereof and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES
                                OF THE MEMBERS

     Except as is otherwise set forth on the Disclosure Schedules, which exceptions shall specifically identify the paragraph or paragraphs of this
Article III to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article III, Klein and Cohen jointly and severally represent and warrant, and each Member with respect to Section 3.1 individually but not jointly represents and warrants, to Buyer as of the date hereof as follows in this Article III:

3.1  Member Matters

     3.1.1  Good Title

     Such Member owns the membership interest in the Company as set forth on Disclosure Schedule 3.1.1 (collectively, the "Interests"). Except as disclosed on Disclosure Schedule 3.1.1, such Interests are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase. Upon the consummation of the sale of such Interests as contemplated hereby, Buyer will have good title to such Interests, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

     3.1.2  Enforceability

     This Agreement and the other Transaction Documents to which such Member is a party have been duly executed and delivered by such Member and are legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their terms.

     3.1.3  Securities Law Representations and Warranties

     Such Member has been advised that the Shares are not being registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, but are being issued pursuant to exemptions from such laws, and that Buyer's reliance upon such exemptions is predicated in part on such Member's representations and warranties contained herein.

          3.1.3(a) Purchase Entirely for Own Account

     The Shares will be acquired for investment for such Member's own account, not as a nominee or agent, and not with a view to distributing all or any part thereof; such Member has no present intention of selling, granting any participation in or otherwise distributing any of the Shares in a manner contrary to the Act or any applicable state securities law, and such Member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

          3.1.3(b) Access to Information

     Such Member believes it has been given access to full and complete information regarding Buyer, including, in particular, the current financial condition of Buyer and the risks associated therewith, and has utilized such access to his or her satisfaction for the purpose of obtaining information about Buyer; particularly, such Member has been given reasonable opportunity to ask questions of, and receive answers from, Buyer concerning the business, properties, prospects and financial condition of Buyer and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided to such Member about Buyer. No such investigation, however, shall limit or qualify the representations and warranties of Buyer in this Agreement.

          3.1.3(c) Sophistication

     Such Member, either alone or with the assistance of its professional advisor, is a sophisticated investor, is able to fend for himself or herself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in Buyer.

          3.1.3(d) Suitability

     The investment in the Shares is suitable for such Member based upon his or her investment objectives and financial needs, and such Member has adequate net worth and means for providing for such Member's current financial needs and contingencies and has no need for liquidity of investment with respect to the Shares. Such Member's overall commitment to investments that are not readily marketable is not disproportionate to his or her net worth, and an investment in the Shares will not cause such overall commitment to become excessive.

          3.1.3(e) High Degree of Risk

     SUCH MEMBER RECOGNIZES THAT AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. Such Member is aware that Buyer is a start-up enterprise with a limited operating history in a highly competitive market. Such Member recognizes that Buyer's operations are continuing to incur losses and negative cash flow, that Buyer will need significant additional capital to be successful, which capital may not be readily available, and that there can be no assurance that Buyer's products or services will be accepted in the marketplace or that Buyer will be able to obtain its projected sales or profits goals.

          3.1.3(f) Restricted Securities

     Such Shareholder realizes that (i) the Shares have not been registered under the Act, are characterized under the Act as "restricted securities" and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available and (ii) there is presently no public market for the Common Stock and such Shareholder would most likely not be able to liquidate his or her investment in the event of an emergency or to pledge the Shares as collateral security for loans.

          3.1.3(g) Residency

     Such Shareholder is a bona fide resident of, or is domiciled in, the state identified in the address for such Shareholder on Disclosure Schedule 3.1.3(g).

          3.1.3(h) Legends

     Such Shareholder understands that the certificates evidencing the Shares will bear a legend substantially as follows:

     The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities, (b) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (c) this corporation otherwise satisfies itself that such transaction is exempt from registration.

     The shares represented by this certificate may be transferred only in accordance with the terms of a Purchase Agreement dated as of September ___, 1999 by and among the Company, the holder of this certificate and certain other shareholders of the Company, a copy of which is on file with the Secretary of the Company.

          3.1.3(i) Accreditation

     Such Shareholder is familiar with the term "accredited investor" and its use in connection with private placements of securities under applicable securities laws. Except as set forth on Disclosure Schedule 3.3.3(i), such Shareholder is an accredited investor as such term is defined in Rule 501(a) under the Act and as defined pursuant to the provisions of state securities laws applicable to such Shareholder providing for an exemption from registration or qualification of the issuance of the Shares.

          3.1.4  Consent to Transfer

     Pursuant to Section 6.1 of the Operating Agreement, such Member hereby consents to the transfer of Interests by the other Members as contemplated by this Agreement.

3.2  Organization; Good Standing; Authority

     (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New York. The Company is duly qualified to do business, and is in good standing, in the states required due to (i) the ownership or lease of real or personal property for use in the operation of the Company's business or (ii) the nature of the business conducted by the Company, except where the failure to be so qualified would not have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company. The Company has all requisite corporate power, right and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

     (b) All actions on the part of the Company and the Members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been taken.

3.3  Interests

     (a) The Interests consist solely of six membership interests in the Company, held by the Members as set forth on Disclosure Schedule 3.1.1. All Interests are duly authorized and validly issued in compliance with all applicable federal, state and foreign laws, including the New York Limited Liability Company Law. Except for the Members, no Person holds any interest in the Company.

     (b) There are no outstanding rights of first refusal, preemptive rights, options or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Member of any Interest.

     (c) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any Interests or the voting by any Member.

3.4  Subsidiaries and Affiliates

     The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any Person, and the Company has no agreement or commitment to purchase any such interest.

3.5  No Approvals or Notices Required; No Conflicts

     The execution, delivery and performance of this Agreement and the other Transaction Documents by the Members, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) except as disclosed on Disclosure Schedule 3.5(b), require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) except as disclosed on Disclosure Schedule 3.5(c), result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Interests, (e) conflict with or result in a breach of or constitute a default under any provision of the Operating Agreement or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Company.

3.6  Financial Statements; Obligations

     The Company has delivered to Buyer unaudited balance sheets and unaudited statements of operations and cash flows of the Company at and for the following periods: December 31, 1997 through July 31, 1999. All the foregoing financial statements (including the notes thereto) are referred to as the "Company Financial Statements." The Company Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations and changes in financial position of the Company as at the dates and for the periods indicated, subject to normal recurring period-end adjustments. The Company has no material liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Company Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except (i) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice or (ii) as specifically set forth on Disclosure Schedule 3.6. The Company maintains standard systems of accounting established and administered in accordance with GAAP. Except as disclosed on Disclosure Schedule 3.6, the Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Disclosure Schedule 3.6 sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of the date hereof. Disclosure Schedule 3.6 sets forth all indebtedness and other obligations of the Members relating to the Company, together with all the amounts owed by such Members in respect thereof, as of the date hereof.

3.7  Absence of Certain Changes or Events

     Except (a) as and to the extent reflected or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, which are not material in amount, and (c) as otherwise disclosed on Disclosure
Schedule 3.7, there are no liabilities or obligations of any nature relating to the Company, accrued or contingent, whether or not due and payable and whether or not in dispute, that would be required to be included in a balance sheet prepared in accordance with GAAP. The Company has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the Company or business prospects of the Company or (ii) resulted in a material adverse change in the business, assets, operations, prospects or condition (financial or other) of the Company or could reasonably be expected to have such material adverse effect. For the purposes of this Section 3.7, payments of accrued bonuses of $197,058 as reflected in the Company Financial Statements will not constitute an interference or material adverse change as described in the foregoing sentence, and distributions reflected in the Members' capital account balances in an aggregate amount of $492,177 as disclosed or otherwise provided in the Company Financial Statements will not constitute an interference or material adverse change as described in the foregoing sentence.

3.8  Taxes

     (a) The Company has (i) timely filed with the appropriate governmental agencies (domestic and foreign) all material returns (including information returns reflecting the Members' shares of Company taxable income) for all Taxes (as defined below) required to have been filed with respect to the Company and its business ("Returns"), and such Returns are true, correct and complete and
(ii) duly and timely paid all Taxes (whether or not reflected on such Returns) that are due or claimed to be due by any governmental agency, other than (A) Taxes that are due or claimed to be due by Members and (B) such payments as are being contested in good faith by appropriate proceedings. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     (b) Except as set forth on Disclosure Schedule 3.8: (i) no unresolved claim for assessment or collection of Taxes has been asserted or, to the knowledge of Klein and Cohen, threatened against the Company and, to the knowledge of Klein and Cohen, no audit or investigation of the Company by any governmental authority is under way with respect to Taxes, interest or other governmental charges; and (ii) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) The Company has furnished Buyer with complete and correct copies of all Returns.

3.9  Property

     (a) Disclosure Schedule 3.9(a) contains a complete and accurate list of all real property that is owned, leased, rented or used by the Company (the "Real Property"). The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

     (b) Disclosure Schedule 3.9(b) contains a complete and accurate list of personal property as of July 31, 1999 having a book value in excess of $5,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided, however, that such list need not describe the Company's Intellectual Properties or its Intellectual Property Rights. The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property.

     (c) The Company holds good, marketable and insurable title to a fee or leasehold interest, as applicable, in the Real Property, free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges and other encumbrances.

     (d) Except for (i) assessments for current taxes not yet due and payable,
(ii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $25,000, which was incurred in the ordinary course of business and is not yet due and payable, and
(iii) those liens disclosed on Disclosure Schedule 3.9(d), the Personal Property is free and clear of all liens, and except as disclosed on Disclosure Schedule 3.9(d), the Company owns such Personal Property.

     (e) Each lease of any portion of the Real Property and each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is listed on Disclosure Schedule 3.9(e) and is valid, binding and enforceable in accordance with its terms against the parties thereto; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder, nor to the knowledge of Klein or Cohen is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Except as disclosed on Disclosure Schedule 3.9(e), no consent is required from any Person under any lease or other agreement or instrument relating to the Real Property or Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

3.10 Contracts

     Disclosure Schedule 3.10 contains a complete and accurate list of all contracts, agreements, arrangements and understandings with a value in excess of $5,000, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, Intellectual Property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, purchase contracts, sale contracts, research contracts and scientific collaboration or cooperation agreements. Disclosure
Schedule 3.10 also sets forth all agency agreements to which the Company is a party or by which it is bound, and all insertion orders that require the Company to purchase advertising space on Web sites for periods longer than 90 days and that involve payments that in the aggregate are greater than $50,000. To the knowledge of Klein or Cohen, all agreements set forth on Disclosure Schedule
3.10 are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder; nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to the knowledge of Klein or Cohen, no breach or default by any other party to any such agreement or any provision thereof, nor any condition or event that, with notice or lapse of time, or both, would constitute such a breach or default, has occurred. True and complete copies of each such agreement have been delivered to Buyer. Except as disclosed on Disclosure Schedule 3.10, no consent is required from any Person under any contract, agreement, arrangement or understanding set forth on Disclosure Schedule 3.10 in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew such contract, agreement, arrangement or understanding or to exercise or decline to exercise any option or right thereunder.

3.11 Claims and Legal Proceedings

     There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of Klein or Cohen, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of Klein or Cohen, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of the Company before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company.

3.12 Labor Matters

     There are no labor disputes, employee grievances or discrimination or other employment related actions pending or, to the knowledge of Klein or Cohen, threatened against or involving the Company or any present or former employee of the Company. To the knowledge of Klein or Cohen, the Company has complied in all material respects with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. The Company is not engaged in any unfair labor practice and does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Company, and the Company has not experienced any work stoppage or similar concerted employee activities. No collective bargaining agreement is binding on the Company.

3.13 Employee Arrangements and Plans

     (a) Disclosure Schedule 3.13 sets forth a true, accurate and complete list and description of each Employee Benefit Plan. The Company does not have any agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. Except as set forth in Disclosure
Schedule 3.13, the terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty. There has been no amendment, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other items or events, would materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financial Statements. The Company does not have any "employee benefit plans" as defined in ERISA.

     (b) The Company has delivered to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information:
(i) copies of the annual reports (Form 5500 series) filed for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements (and any amendments thereto) through which the Employee Benefit Plan is funded; (iv) copies of all documents relating to any loans to the Employee Benefit Plan, including, but not limited to, any and all notes, security agreements and guarantees; (v) copies of all contracts (and any amendments thereto) relating to the Employee Benefit Plan, including, but not limited to, service provider agreements, insurance contracts, investment management agreements, subscription and prescription agreements and recordkeeping agreements; (vi) a copy of the most recent Internal Revenue Service determination letter issued with respect to the Employee Benefit Plan; and (vii) notice of any material adverse change occurring with respect to the Employee Benefit Plan since the date of the most recently completed and filed annual report.

     (c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations; (ii) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been fully and accurately completed or prepared and timely and properly filed or furnished in accordance with applicable law; (iii) and no event or omission has occurred, or is about to occur, that could subject the Company or any other Person, directly or indirectly, to a tax under Chapter 43 of Subtitle D of the Code.

     (d) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Klein or Cohen, threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the Internal Revenue Service, Department of Labor or any other governmental entity or agency, and, to the knowledge of Klein and Cohen, no such action is contemplated or under consideration by the Internal Revenue Service, Department of Labor or any other governmental entity or agency.

     (e) The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any current or former manager, member, employee, agent or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company, or increase the amount of compensation due to any such individual; (ii) result in any benefit becoming established, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan; (iii) require the Company to make any contribution to a "rabbi" trust or to increase its contribution to any Employee Benefit Plan; (iv) conflict with the terms of any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in clause (i), (ii),
(iii) or (iv) of this Section 3.13(e); or (iv) result in a payment or series of payments by the Company or any other person or entity, directly or indirectly, to any person that would constitute a "parachute payment" within the meaning of
Section 280G of the Code.

3.14 Personnel

     Disclosure Schedule 3.14 sets forth a true and complete list of the names and the family relationships, if any, among all Members, employees, contractors and consultants of the Company.

3.15 Intellectual Property

     3.15.1  Title

     The Company owns, or is licensed or otherwise entitled to use without restriction (free and clear of any encumbrance) (in each case as delineated on Disclosure Schedule 3.15), its Intellectual Properties (as defined below) and its Intellectual Property Rights (as defined below) and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to use its Intellectual Properties and its Intellectual Property Rights. "Intellectual Properties" means all services, computer programs, specifications, source code, object code, graphics, art work, designs, devices, techniques, know-how, algorithms, methods, technology, processes, procedures, packaging, trade dress, trade secrets, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel," software or development tools, content and inventions, whether or not patentable or copyrightable and whether or not reduced to practice, all designs, logos, themes, know-how, promotional ideas, marketing and purchasing strategies, concepts that are now used, have been used or are currently proposed to be used in the Company's business and all documentary evidence thereof, including, without limitation, the intellectual properties listed on Disclosure Schedule
3.15. "Intellectual Property Rights" means all intellectual property and other proprietary rights in the Intellectual Properties, and all licenses, sublicenses or like agreements providing any right or concession to use any of the Intellectual Properties, including all trade names, trademarks, domain names, service marks, copyrights and their registrations and applications and all goodwill associated therewith, all domestic and foreign letters patented and patent applications, if any, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, including, without limitation, the intellectual property and other proprietary rights listed on Disclosure Schedule 3.15.

     3.15.2  Licenses

     Copies of all licenses, sublicenses and other agreements, including confidential disclosure agreements, relating to the Intellectual Property Rights or pursuant to which any other Person is authorized to use any of the Intellectual Properties, are listed on Disclosure Schedule 3.15 and have been delivered by the Company to Buyer. The Company is not, and as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of the Members' obligations hereunder will not be, in violation of, or lose any rights pursuant to, any such license, sublicense or agreement.

     3.15.3  Infringement

     To the knowledge of Klein and Cohen, the Intellectual Properties do not infringe any patent, copyright, trade secret, trademark or other intellectual property or proprietary right of any Person, whether arising under the laws of the United States or any other state, country or jurisdiction. No claim with respect to the Intellectual Properties has been asserted or is threatened by any Person, and the Company is not aware of any claim (a) to the effect that the manufacture, sale or use of any product or specification used or offered by the Company or proposed for use or sale by the Company or using or incorporating any of the Intellectual Properties infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property or proprietary right of any Person, whether arising under the laws of the United States or any other state, country or jurisdiction; (b) against the use by the Company of any of its Intellectual Properties; or (c) challenging the ownership, validity or effectiveness of any of its Intellectual Property Rights. To the knowledge of Klein or Cohen, there has not been and there is not now any unauthorized use, infringement or misappropriation of any Intellectual Properties or Intellectual Property Rights by any Person, including, without limitation, any current or former employee of the Company. To the knowledge of Klein and Cohen, there has not been and there is not now any unauthorized use, infringement or misappropriation of any copyright, patent, trademark, service mark, trade secret or other intellectual property or proprietary right of any Person by the Company.

     3.15.4  Valid and Subsisting; Applications and Registrations

     All patents, common law and registered trademarks, service marks, domain names and other product or service identifiers and registered and unregistered copyrights (and all applications therefor) of the Company are listed on Disclosure Schedule 3.15 (together with their current status), and to the knowledge of Klein and Cohen are valid and subsisting. To the knowledge of Klein and Cohen, the Company had and does now have the exclusive right to file, prosecute and maintain all applications and registrations with respect to its Intellectual Property Rights.

     3.15.5  Indemnification

     The Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement of any intellectual property or other proprietary right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Intellectual Property Rights.

     3.15.6  Year 2000

     The software included in the Intellectual Properties (including, without limitation, any software licensed by the Company and incorporated or imbedded in any product or specification used or offered by the Company or proposed for use or sale by the Company) is Millennium Compliant. As used in this Agreement, "Millennium Compliant" means the ability of the software to provide the following functions: (a) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately in accordance with its specifications and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century (defined for purposes of this section as commencing at 12:00 A.M., January 1, 2000); (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century; provided that all other software and all hardware with which such software interacts or upon which such software relies in order to properly function is Millennium Compliant.

     3.15.7  Restrictions on Intellectual Property

     None of the Company's Members, employees, and, to the knowledge of Klein and Cohen, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

     In addition: (a) the Company has not disclosed other than in the ordinary course consistent with past practice any proprietary information relating to Intellectual Properties and Intellectual Property Rights to any Person other than to Buyer or disclosures to Persons who are required contractually to maintain the confidentiality of such proprietary information; (b) the Company has at all times maintained reasonable procedures to protect and enforce all Intellectual Properties and Intellectual Property Rights; and (c) except for sharing technical data with customers as is typical in the Company's business, the Company is not under any contractual or other obligation to disclose any proprietary information relating to Intellectual Properties.

3.16 Accounts Receivable

     Except as disclosed on Disclosure Schedule 3.16, all accounts receivable of the Company reflected in the Company Balance Sheet or existing through the date hereof ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. Except as set forth on Disclosure Schedule 3.16, the bad debt reserves and allowances reflected in the Company Balance Sheet are adequate in all material respects. Except as disclosed on Disclosure Schedule 3.16, all Accounts existing and remaining unpaid as of the date hereof will be collectible by Buyer in the ordinary course of business consistent with past practice.

3.17 Corporate Books and Records

     The Company has furnished to Buyer true and complete copies of (a) the Operating Agreement as currently in effect, including all amendments thereto, and (b) records of any meetings of the Board of Managers and any committee thereof of the Company. Such records reflect all meetings of the Members, the Managers and any committees thereof since the Company's inception, and such records accurately reflect the events of and actions taken at such meetings.

3.18 Licenses, Permits, Authorizations, etc.

     The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Company Permits"), the failure to obtain of which would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company. The Company is in compliance in all material respects with the terms of all Company Permits, and all Company Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of Klein or Cohen, threatened, the object of which is to revoke, limit or otherwise affect any Company Permit. The Company has not received any notifications of any asserted failure to obtain any Company Permit.

3.19 Compliance With Laws

     The Company is and has been in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, zoning and land use, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

3.20 Insurance

     The Company maintains (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks which cover all events or occurrences prior to the date hereof regardless of when the claim is made of a nature and in such amounts as are normal and customary in the Company's industry. All insurance policies of the Company are in full force and effect.

3.21 Brokers or Finders

     The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.22 Bank Accounts

     Disclosure Schedule 3.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.23 Previous Conduct of Business; Insider Interests

     Except as described in Disclosure Schedule 3.23, all of the transactions of the Company with third parties have been conducted on an arm's-length basis. Except as described in Disclosure Schedule 3.23, no employee, contractor, consultant or other representative of the Company has any direct or indirect interest, and no Member has any direct or indirect interest, other than as a Member, (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of the Company, including, without limitation, any Intellectual Property, or (b) in any agreement, contract, arrangement or obligation relating to the Company or its operations. Except as described on Disclosure Schedule 3.23, and except with regard to holdings of less than five percent of the outstanding capital stock of any entities whose shares are publicly traded on any securities exchange, to the knowledge of Klein or Cohen, neither the Company nor any of its Members, employees, contractors or consultants has any interest, either directly or indirectly, in any entity that (i) provides any services, produces or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor of the Company, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions).

                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                                   OF BUYER

     Buyer represents and warrants to the Members as of the date hereof as follows in this Article IV:

4.1  Organization; Good Standing; Authority

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. Buyer is duly qualified to do business, and is in good standing, in the states required due to (i) the ownership or lease of real or personal property for use in the operation of Buyer's business or (ii) the nature of the business conducted by Buyer, except where the failure to be so qualified would not have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of Buyer. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

4.2  Enforceability

     All action on the part of Buyer and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's obligations under this Agreement and the other Transaction Documents to which it is a party has been taken. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and this Agreement and each of the other Transaction Documents to which Buyer is a party is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3  No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Buyer, (b) require Buyer to obtain any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Buyer is a party or by which it is bound or to which any assets of Buyer are subject, (d) result in the creation of any lien or encumbrance upon the assets of Buyer, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Buyer or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Buyer.

4.4  Claims and Legal Proceedings

     There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to Buyer's knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of Buyer, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of Buyer before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Buyer is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of Buyer.

4.5  Tax Consequences

     Buyer does not make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Members arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. Each Member shall be solely responsible for any such Tax consequences.

4.6  Capitalization

     (a) The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock and 17,500,000 shares of preferred stock, $0.01 par value, of which 4,000,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), 2,580,000 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"), and 10,000,000 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock").

     (b) Immediately prior to the date hereof, the issued and outstanding capital stock of Buyer consisted solely of 12,866,096 shares of Common Stock, 3,998,474 shares of Series A Preferred Stock, 2,580,000 shares of Series B Preferred Stock, and 9,837,623 shares of Series C Preferred Stock. All shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock that are issued and outstanding are duly authorized and validly issued, fully paid and nonassessable.

4.7  Validly Issued Shares

     The Shares have been duly authorized for issuance, and the Shares, when issued and delivered to the Members pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and will be free of all encumbrances and restrictions other than encumbrances and restrictions attributable to the Members, and the restrictions referred to in the restrictive legend set forth in
Section 3.1.3(h) hereto and the restrictions set forth in Section 5.3.

4.8  Financial Statements

     Buyer has delivered to the Company and the Members its audited balance sheet and statement of stockholders' equity at December 31, 1998, and its audited statements of operations and cash flows for the year ended December 31, 1998. All the foregoing financial statements (including the notes thereto) are referred to as the "Buyer Financial Statements." The Buyer Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations and changes in financial position of Buyer at the dates and for the periods indicated. Buyer has delivered to the Company and the Members its unaudited income statement for the seven months ended July 31, 1999, and the Buyer Balance Sheet. Buyer has no material liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Buyer Balance Sheet, except (i) liabilities or obligations incurred since the date of the Buyer Balance Sheet in the ordinary course of business and consistent with past practice or (ii) as specifically set forth on Disclosure Schedule 4.8. Buyer maintains standard systems of accounting established and administered in accordance with GAAP.

4.9  Absence of Certain Changes or Events

     Except (a) as and to the extent reflected or reserved against in the Buyer Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business since the date of the Buyer Balance Sheet, which are not material in amount, and (c) as otherwise disclosed on Disclosure Schedule 4.9, there are no liabilities or obligations of any nature relating to Buyer, accrued or contingent, whether or not due and payable and whether or not in dispute, that would be required to be included in a balance sheet prepared in accordance with GAAP. Buyer has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of Buyer or business prospects of Buyer or (ii) resulted in a material adverse change in the business, assets, operations, prospects or condition (financial or other) of Buyer or could reasonably be expected to have such material adverse effect.

4.10 Licenses, Permits, Authorizations, etc.

     Buyer has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Buyer Permits"), the failure to obtain of which would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of Buyer. Buyer is in compliance in all material respects with the terms of all Buyer Permits, and all Buyer Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of Buyer, threatened, the object of which is to revoke, limit or otherwise affect any Buyer Permit. Buyer has not received any notifications of any asserted failure to obtain any Buyer Permit.

4.11 Compliance With Laws

     Buyer is and has been in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, zoning and land use, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. Buyer has not received any notification of any asserted present or past unremedied failure by Buyer to comply with any of such laws, rules, ordinances, decrees or orders.

4.12 Brokers or Finders

     Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                             ARTICLE V - COVENANTS

     The parties covenant and agree as set forth in this Article V.

5.1  Further Action

     In case at any time after the date hereof any action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action.

5.2  Publicity

     None of the parties shall disclose, make or issue, or cause to be disclosed, made or issued, any comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, this Agreement or the transactions contemplated hereby to any third parties (other than its managers, officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law and after providing written notice to the other parties of such required disclosure, which notice shall include the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place such disclosure will be made.

5.3  Limitations on Disposition of Shares; Right of First Refusal

     (a) The Members will not dispose of any portion of the Shares unless and until:

          (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

          (ii) Such Member shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act; or

          (iii) Buyer shall be satisfied that such proposed disposition complies with SEC Rule 144 or any successor rule providing a safe harbor for such dispositions without registration.

          For purposes of this Section 5.3, the term "dispose" includes, but is not limited to, the acts of selling, assigning, transferring, pledging, encumbering, giving away, devising, and any other form of conveying, including conveyances caused by marital separation, divorce, receivership, or bankruptcy, whether voluntary or involuntary or by operation of law. For purposes of this
Section 5.3, the term "Shares" includes the Shares as defined in Section 2.2.1 as well as any shares issued by Buyer in connection with the exercise of stock options as provided in the employment agreements entered into by Buyer and Klein and Cohen as of the date hereof.

     (b)  (i)    Notwithstanding the provisions of Section 5.3(a), before any
Shares held by any Member or any transferee of any Member (either being sometimes referred to as the "Holder") may be sold or otherwise disposed of (as defined above but excluding transfers described in and governed by Section 5.3(b)(vii), Buyer or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5.3(b) (the "Right of First Refusal").

          (ii) The Holder of the Shares shall deliver to Buyer a written notice (the "Notice") stating: (A) the Holder's bona fide intention to sell or otherwise transfer such Shares; (B) the name and address of any proposed purchaser or other transferee ("Proposed Transferee"); (C) the number of Shares to be transferred; and (D) the terms and conditions of any proposed sale or transfer, including the proposed purchase price for the Shares to be transferred (the "Offered Price").

          (iii) At any time within thirty (30) days after receipt of the Notice, Buyer or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Section 5.3(b)(iv) below.

          (iv) The purchase price ("Purchase Price") for the Shares purchased by Buyer or its assignee(s) under this Section 5.3(b) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of Buyer in good faith.

          (v) Payment of the Purchase Price shall be made, at the option of Buyer or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to Buyer (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

          (vi) If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Buyer and/or its assignee(s) as provided in Section 5.3(b)(iii), then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within sixty (60) days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee and any spouse executes an endorsement in the form attached as Exhibit 5.3(b)(vi), acknowledging that the provisions of this Agreement shall continue to apply to the Shares in the hands of such Proposed Transferee (an "Endorsement"). If the Shares are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to Buyer, and Buyer or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

          (vii) Notwithstanding anything to the contrary in this Section 5.3(b), the transfer of any or all of the Shares during the Member's lifetime or on the Member's death by will or intestacy to the Member's Immediate Family or a trust for the benefit of the Member's Immediate Family shall be exempt from the provisions of this Section 5.3(b). "Immediate Family" as used herein shall mean the Member's spouse (except in the case of divorce), father, mother, brother, sister or children or an entity in which all beneficial ownership interests are held by the Member, any of the aforementioned persons or any other such entity. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5.3(b), shall execute an Endorsement and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.3(b).

          (viii) Notwithstanding anything to the contrary in this Section 5.3(b), the transfer by gift of up to an aggregate of 30,000 Shares by Klein or Cohen to employees of the Company shall be exempt from the provisions of this
Section 5.3(b), provided that Klein and Cohen may transfer such Shares to no more than five employees of the Company, and provided further that the transferees of such Shares shall receive and hold the Shares so transferred subject to the provisions of this Section 5.3(b), shall execute an Endorsement and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.3(b).

          (ix) In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including death, divorce, legal separation or bankruptcy, but excluding a transfer to Immediate Family as set forth in Section 5.3(b)(vii) above) of all or a portion of the Shares by the Holder, Buyer or its assignee(s) shall have an option to purchase all of the Shares transferred at the Fair Market Value (as defined below) of the Shares on the date of transfer. The Holder or the Holder's executor shall promptly notify the Secretary of Buyer in writing of such involuntary transfer. The right to purchase such Shares shall be provided to Buyer or its assignee(s) for a period of thirty (30) days following receipt by Buyer of such written notice. In the event that the proposed transfer is required by the order, judgment or decision of a court, arbitrator or other third party, the Holder or the Holder's executor shall notify such court, arbitrator or other third party of Buyer's rights under this Section 5.3(b)(ix).

          (x) For purposes of this Agreement, the "Fair Market Value" of the Shares shall be defined as the value of the Shares as determined by the Board of Directors of Buyer, which value reflects the then-current value of the Shares in terms of present earnings and future prospects of Buyer. Buyer shall notify the Holder or the Holder's executor of the Fair Market Value within thirty (30) days after receipt by it of written notice of the proposed transfer of Shares. However, if the Holder or the Holder's executor does not agree with the valuation as determined by the Board of Directors of Buyer, the Holder or the Holder's executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by Buyer and the Holder or the Holder's executor and whose fees shall be borne equally by Buyer and the Holder or the Holder's estate.

          (xi) The rights of Buyer to purchase any part of the Shares may be assigned in whole or in part to any shareholder or shareholders of Buyer or other persons or organizations.

          (xii) All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Section 5.3(b). Any sale or transfer of the Shares shall be void unless the provisions of this Section 5.3(b) are met.

          (xiii) This Section 5.3(b) shall terminate upon the closing of the first sale of Common Stock of Buyer to the general public (an "Initial Public Offering") under a registration statement declared effective under the Act, or any successor statute. Upon termination of this Section 5.3(b), a new certificate or certificates representing the Shares shall be issued, on request, without the second paragraph of the legend required by Section 3.1.3(h) and delivered to such Member.

5.4  Noncompetition Agreements

          The Members shall cause each employee of the Company who will continue to be employed by the Company after the date hereof to enter into a twelve-month noncompetition agreement in substantially the form attached as Exhibit 5.4, and shall terminate any such employees on or before October 31, 1999 who have not entered into such agreement within 30 days of the date hereof.

5.5  Delivery of Stock Option Letter Agreements

     Buyer shall within 10 days after the date hereof deliver to continuing employees of the Company stock option letter agreements granting options to purchase up to an aggregate of 125,000 shares of Common Stock, subject to the terms of the Avenue A, Inc. 1998 Stock Incentive Compensation Plan (as amended and restated April 20, 1999).

                     ARTICLE VI - CONDITIONS PRECEDENT TO
                             OBLIGATIONS OF BUYER

     The obligations of Buyer to perform and observe the covenants, agreements and conditions to be performed and observed by it shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer.

6.1  Accuracy of Representations and Warranties

     Each of the representations and warranties of the Members contained in this Agreement (including applicable Exhibits or Disclosure Schedules) shall be true and correct as of the date hereof.

6.2  Performance of Agreements

     The Members shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the date hereof.

6.3  Opinion of Counsel for the Members

     Buyer shall have received the opinion of Camhy Karlinsky & Stein LLP, counsel for the Members, dated as of the date hereof, in substantially the form attached as Exhibit 6.3.

6.4  Members' Certificate

     Buyer shall have received a certificate of the Members of the Company, dated as of the date hereof, in substantially the form attached as Exhibit 6.4, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.5 have been fulfilled.

6.5  Approvals and Consents

     All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company as set forth on the Disclosure Schedules, shall have been obtained. All other consents, approvals and notices material to the consummation of the transactions contemplated by this Agreement and referred to on the Disclosure Schedules shall have been obtained or delivered. All such transfers, approvals and consents shall be satisfactory in all respects to Buyer in its sole and absolute discretion.

6.6  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

6.7  Nonforeign Affidavit

     Buyer shall have received from the Members, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in the form attached as Exhibit 6.7.

6.8  Escrow Agreement

     Buyer, the Escrow Agent, Klein and Cohen shall have executed and delivered the Escrow Agreement.

6.9  Registration Rights Agreement

     Buyer and the Members shall have executed and delivered a Registration Rights Agreement, dated as of the date hereof, in substantially the form attached as Exhibit 6.9 (the "Registration Rights Agreement").

       ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS

     The obligations of the Members to perform and observe the covenants, agreements and conditions to be performed and observed by each of them shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Klein and Cohen.

7.1  Accuracy of Representations and Warranties

     Each of the representations and warranties of Buyer contained in this Agreement (including applicable Exhibits or Disclosure Schedules) shall be true and correct as of the date hereof.

7.2  Performance of Agreements

     Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the date hereof.

7.3  Opinion of Counsel for Buyer

     The Members shall have received the opinion of Perkins Coie LLP, counsel for Buyer, dated as of the date hereof, in substantially the form attached as
Exhibit 7.3.

7.4  Officer's Certificate

     The Members shall have received a certificate of a Vice President of Buyer, dated as of the date hereof, in substantially the form attached as Exhibit 7.4, certifying that the conditions in Section 7.1, 7.2 and 7.5 have been fulfilled.

7.5  Approvals and Consents

     All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, required to be obtained by Buyer for the consummation of the transactions contemplated hereby shall have been obtained. All other consents, approvals and notices material to the consummation of the transactions contemplated by this Agreement and referred to on the Disclosure Schedules shall have been obtained or delivered.

7.6  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

7.7  Delivery of Certificates

     Buyer shall have delivered to the Members at the Closing certificates representing the Shares.

7.8  Escrow Agreement

     Buyer, the Escrow Agent, Klein and Cohen shall have executed and delivered the Escrow Agreement.

7.9  Registration Rights Agreement

     Buyer and the Members shall have executed and delivered the Registration Rights Agreement.

                      ARTICLE VIII - AMENDMENT AND WAIVER

8.1  Amendment

     Buyer and the Members may amend, modify or supplement this Agreement at any time, but only in writing duly executed by them.

8.2  Waiver

     Any party may waive any inaccuracy in the representations and warranties contained in any Transaction Document, or waive compliance with any agreement or condition in any Transaction Document. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The failure of any party at any time or times to require performance of any provisions shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

                   ARTICLE IX - SURVIVAL AND INDEMNIFICATION

9.1  Survival

     All representations and warranties contained in this Agreement or the other Transaction Documents shall survive for a period of one year following the date hereof, except that the representations and warranties with respect to Section
3.1.1 (Good Title), Section 3.3 (Interests), Section 3.8 (Taxes), Section 3.15 (Intellectual Property), Section 4.6 (Capitalization) and Section 4.7 (Validly Issued Shares) shall not terminate and shall survive indefinitely. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms, except the covenants set forth in Section 5.2 shall survive for a period of five years.

9.2  Indemnification

     9.2.1  Indemnification by Klein and Cohen

     Klein and Cohen jointly and severally shall indemnify and hold Buyer and its affiliates (the "Buyer Indemnified Parties") harmless from and against, and shall reimburse Buyer Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any reasonable legal and accounting fees and expenses) ("Losses") arising out of or in connection with:

            (a) any inaccuracy in or other breach of any representation or warranty made by any Member in this Agreement or in any other Transaction Document;

            (b) any failure by any Member to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which such Member is a party; or

            (c) any claim, demand, cause of action, suit, proceeding, hearing or investigation ("Claim") by any Person for all Taxes relating to periods on or prior to the date hereof.

     9.2.2  Indemnification by Buyer

     Buyer shall indemnify and hold Klein and Cohen (the "Member Indemnified Parties"; together with Buyer Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Member Indemnified Parties for, any and all Losses arising out of or in connection with:

            (a) any inaccuracy in or other breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document; or

            (b) any failure by Buyer to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party.

9.3  Limitations

     (a) No claim for indemnification may be made unless the aggregate amount of all indemnifiable Losses exceeds $50,000, in which event an Indemnified Party shall be entitled to indemnification for all Losses.

     (b) In no event shall Klein or Cohen be obligated to make any payments for Losses in an aggregate amount in excess of the Escrow Amount except for payments made for Losses relating to Section 3.1.1 (Good Title), Section 3.3 (Interests) or Section 3.8 (Taxes), which payments in the aggregate (together with all other payments made pursuant to Section 9.2.1) shall not exceed $3,960,000.

     (c) In no event shall Buyer be obligated to make any payments for Losses in an aggregate amount in excess of $450,000 except for payments made for Losses relating to Section 4.6 (Capitalization) or Section 4.7 (Validly Issued Shares), which payments in the aggregate (together with all other payments made pursuant to Section 9.2.2) shall not exceed $3,960,000.

9.4  Procedure for Indemnification

     9.4.1  Claim Notice

     In the event that any Indemnified Party sustains or incurs any Losses in respect of which indemnification may be sought pursuant to this Article IX, such Indemnified Party may assert a claim for indemnification by giving written notice (the "Claim Notice") to the indemnifying party that will describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based. The Claim Notice will also specify how the Indemnified Party intends to recover such funds pursuant to this Agreement. Unless the claim described in the Claim Notice is contested by the indemnifying party by written notice to the Indemnified Party (and to the Escrow Agent if the claim is against Klein or Cohen), given within 30 days of the receipt of the Claim Notice, the Indemnified Party may recover such undisputed amount of the claim described in the Claim Notice. If the undisputed claim is against Klein or Cohen, such claim may be paid out of the Escrow Amount by giving written notice of such claim to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such notice and distribute the Escrow Amount held in escrow to Buyer in accordance with the terms thereof.

     9.4.2  Dispute Notice

     If, within 30 days of the receipt by the indemnifying party of the Claim Notice, the indemnifying party contests in writing to the Indemnified Party and the Escrow Agent (if such claim is against Klein or Cohen) that such Loss constitutes an indemnifiable claim (the "Dispute Notice"), then the Indemnified Party and the indemnifying party, acting in good faith, shall attempt to reach agreement with respect to such claim. If the Indemnified Party and the indemnifying party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the indemnifying party and shall be furnished to the Escrow Agent if claim is to be made against the Escrow Amount. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Amount in accordance with the terms thereof. Any claims for which the indemnifying party and the Indemnified Party do not reach agreement are subject to arbitration as set forth in Section 10.5(b).

     9.4.3  Third-Party Claims

     With respect to claims for indemnification resulting from or in connection with any legal proceeding commenced by a third party, the Indemnified Party will give the Claim Notice to the indemnifying party no later than 10 days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. Nothing in this Section
9.4.3 limits in any way the right of the Indemnified Party to defend against any claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling the claim or litigation (after giving notice of the same to the indemnifying party) on such terms as the Indemnified Party may in good faith deem appropriate (provided, however, that no such settlement shall occur without the indemnifying party's prior written consent, which shall not be unreasonably withheld). The indemnifying party will, subject to the limitations set forth in Section 9.3, promptly indemnify the Indemnified Party in accordance with the provisions of this Article IX and the Escrow Agreement, if applicable.

9.5  Access to Escrow Amount

     The satisfaction of any Losses agreed by the parties, or finally determined by arbitration, to be owed to Buyer under this Article IX shall be made by delivery by the Escrow Agent to Buyer of all or a portion of the Escrow Amount. Any liability for indemnification by Klein or Cohen under this Article IX shall (subject to the limitations set forth in Section 9.3) be satisfied, first, from the Escrow Amount pursuant to a set-off under the Escrow Agreement and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability, from other assets of Klein or Cohen.

                              ARTICLE X - GENERAL

10.1 Expenses

     Each party shall pay its, his or her own fees and expenses for the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including any legal and accounting fees and expenses). The Members shall pay any transfer or similar Taxes which may be payable in connection with the transactions contemplated by this Agreement.

10.2 Specific Enforcement

     The parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of this Agreement by any party, Buyer and the Members shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions of this Agreement.

10.3 Assignment

     This Agreement shall not be assigned by any party or by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations to any of its affiliates. In the event of any such permitted assignment, Buyer shall guarantee the performance of such obligations by such assignee.

10.4 Notices

     Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth below, or (d) three days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

          TO BUYER:

          Avenue A, Inc.
          1100 Olive Way, Suite 1270
          Seattle, WA  98101
          Facsimile: (206) 521-8808
          Attention: Robert M. Littauer

          with a copy to:

          Perkins Coie LLP
          1201 Third Avenue, 40th Floor
          Seattle, WA  98101-3099
          Facsimile: (206) 583-8500
          Attention: David F. McShea, Esq.

          TO THE MEMBERS:

          Stephen D. Klein
          200 West 79/th/ Street, #9S
          New York, NY 10024

          Jonathan Bond
          145 Avenue of the Americas
          New York, NY 10013

          Michael Cohen
          88 Jane Street, #1BW
          New York, NY 10014

          Richard Kirshenbaum
          145 Avenue of the Americas
          New York, NY 10013

          Margaret Boyer
          1100 Olive Way, Suite 1270
          Seattle, WA 98101

          Daniel DeWolf
          214 East 78/th/ Street
          New York, NY 10021

          with copies to:

          Camhy Karlinsky & Stein LLP
          1740 Broadway, 16/th/ Floor
          New York, NY 10019
          Facsimile: (212) 977-8389
          Attention: Eric M. Roth, Esq.

          and, if to Cohen, a copy to:

          Pelino & Lentz, P.C.
          One Liberty Place, 32/nd/ Floor
          1650 Market Street
          Philadelphia, PA 19103
          Facsimile: (215) 665-1536
          Attention: John W. Pelino, Esq.

10.5   Governing Law; Arbitration; Jurisdiction; Venue

       (a) This Agreement shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws.

       (b) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice shall be submitted to arbitration in Seattle, Washington, to JAMS/Endispute, before a single arbitrator appointed in accordance with JAMS/Endispute's Arbitration Rules, modified as expressly provided therein. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction. The parties to this Agreement irrevocably consent to submit to the jurisdiction and venue of the state and federal courts located in King County, Washington for the purpose of resolving disputes arising out of this Agreement and the transactions contemplated by this Agreement and hereby waive any claim based on a lack of personal jurisdiction concerning the matter in dispute. Notwithstanding any other provision of this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne 50% by Buyer, on the one hand, and 50% by the Members, on the other hand, and each such party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any Person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

10.6   Successors and Assigns

       The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective heirs, personal representatives, executors, successors and assigns of the parties.

10.7  Severability

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.8  Entire Agreement; Counterparts

      This Agreement (including the exhibits and Disclosure Schedules hereto), the Transaction Documents (including, but not limited to, the Registration Rights Agreement, the Escrow Agreement, and certain employment agreements) and the non-disclosure agreement between Buyer and the Company, dated December 29, 1998, constitute the entire agreement among the parties with respect to this subject matter and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the Letter of Intent, dated May 26, 1999, among Buyer and the Members. In the event that the terms of this Agreement shall be inconsistent or conflict with the terms of any other Transaction Document, the terms of this Agreement shall govern. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

10.9  Consent to Transfer of Interests

      The Members hereby consent to the transfer of the Interests to Buyer and consent to the admission of Buyer as a substitute Member of the Company pursuant to Article VI of the Operating Agreement.

10.10 Consent of Parties

      Unless otherwise expressly stated herein, whenever the consent of a party is required to be given hereunder, such consent shall not be unreasonably withheld or delayed.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                       AVENUE A, INC.


                                       By:  /s/ ROBERT M. LITTAUER
                                          ------------------------------
                                       Its:  Vice President


                                       MEMBERS OF I-BALLS, LLC

                                             /s/ STEPHEN D. KLEIN
                                       ---------------------------------
                                       Stephen D. Klein

                                             /s/ MICHAEL COHEN
                                       ---------------------------------
                                       Michael Cohen

                                             /s/ JONATHAN BOND
                                       ---------------------------------
                                       Jonathan Bond

                                             /s/ RICHARD KIRSHENBAUM
                                        ---------------------------------
                                       Richard Kirshenbaum

                                             /s/ MARGARET BOYER
                                       ---------------------------------
                                       Margaret Boyer

                                             /s/ DANIEL DEWOLF
                                       ---------------------------------
                                       Daniel DeWolf

                                SCHEDULE 2.2.1

                    SCHEDULE OF MEMBERS AND CLOSING AMOUNTS


-----------------------------------------------------------------------
Members                      Closing Amounts       Number of Shares
-----------------------------------------------------------------------
Stephen D. Klein                $1,882,800                315,000
-----------------------------------------------------------------------
Michael Cohen                      747,200                125,000
-----------------------------------------------------------------------
Jonathan Bond                      175,000                 25,000
-----------------------------------------------------------------------
Richard Kirshenbaum                175,000                 25,000
-----------------------------------------------------------------------
Margaret Boyer                      35,000                  5,000
-----------------------------------------------------------------------
Daniel DeWolf                       35,000                  5,000
-----------------------------------------------------------------------
      Total                     $3,050,000                500,000
-----------------------------------------------------------------------


                    SCHEDULE OF ESCROW AMOUNT CONTRIBUTIONS

-----------------------------------------------------------------------
Member                            Escrow Amount Contribution
-----------------------------------------------------------------------
Stephen D. Klein                        $322,200
-----------------------------------------------------------------------
Michael Cohen                            127,800
-----------------------------------------------------------------------
     Total                              $450,000
-----------------------------------------------------------------------

                            DISCLOSURE SCHEDULE 4.8
                            -----------------------

     Buyer entered into a lease agreement with Samis Foundation on July 16, 1999, which provides for total lease payments of approximately $5.2 million for an initial five-year term.

                            DISCLOSURE SCHEDULE 4.9
                            -----------------------

     Buyer entered into a lease agreement with Samis Foundation on July 16, 1999, which provides for total lease payments of approximately $5.2 million for an initial five-year term.

                                      -1-